Exhibit 10.4
Digital Media Group, Ltd.
101 Marietta Street, NW, Centennial Tower, Suite 2600. . .. . .Atlanta, Georgia 30303 Phone: 404-230-5705. . .Fax: 404-230-5710

August 9, 2006

Gary B. Peterson
4760 south Highland Drive, #234
Salt Lake City, UT 84117

Dear Mr. Peterson:

I am pleased to confirm the terms of your employment in the position as V.P. of Accounting Compliance and Disclosure for WinSonic Digital Media Group, LTD (“WinSonic”), reporting to Winston Johnson, Chairman and CEO.

As VP of Accounting Compliance and Disclosure, you will be required to:

a.	Assist the Company in creating accounting procedures to satisfy SOX reporting requirements.
b.	Direct the preparation of quarterly, annual and intra-period reports as required.
c.
Identify, organize and participate in a standing committee which would be involved in reviewing the disclosure aspects of material events such as acquisitions, material contracts (both as vendor and as customer), senior management changes, employee benefit plans, etc..

d.
Participate as a member of the standing committee to review the economics of acquisitions, as well as, disclosure obligations. This Committee would work with potential acquirees to budget and project the impact of the acquisitions. The committee would also assist in proposing transitional steps.

e.	Design accounting procedures to provide monthly internal accounting reports. Additionally, you will assist in identifying and creating Board of Director reports.

Immediate matters to be resolved upon accepting this position will include, but are not limited to, the following:

1. Planning the preparation and completion of 1st and 2nd Quarter SEC filings;

2. Identifying the events to be included in the Form 8K;

3. Discuss the status of the project with outside auditors; and

4. Develop a Schedule with names, dates and assignments.

Compensation

Your base salary is $100,000 per annum and you agree to defer $5,500 per month of base salary until the next funding occurs and the company is on the OTCBB. Additionally you will be eligible for an annual incentive bonus ("Incentive Bonus") with payout potentials of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. Further, your annual salary and bonus plan shall be subject to annual review and upward adjustment based on performance.

Stock Options

You will receive qualified incentive stock options to purchase 150,000 shares of Common Stock granted today at an exercise price of $1.00 per share, in accordance with WinSonic’s Employee Stock Option Plan. The option grant will be made pursuant to the terms of a standard option agreement and vests as follows: 10% shall vest immediately upon your delivery of a counter-signed copy of this offer letter to WinSonic; and the remaining 90% of which shall vest at the rate of 1/12th per month for 12 months. In the event of a change of control, sale of the company or termination without cause (or you resign with good reason), any unvested stock options will vest immediately.

Benefits

You are eligible for participation in our benefits plans, which includes medical, dental, and company paid life insurance. Additionally you will be able to participate in other benefit plans as they are implemented. These would include deferred compensation, long-term incentive compensation, and 401K. You will be entitled to four (4) weeks paid vacation each year.

Obligations

During the period of your employment under this Agreement, you shall devote your full business efforts and time to WinSonic. This obligation, however, shall not preclude you from engaging in such personal, noncompetitive business, civic, charitable and/or religious activities as you may deem appropriate, provided that the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, WinSonic under this Agreement.

Termination With or Without Cause; Resignation for Good Reason

For purposes of this agreement, “cause” shall mean termination based upon the occurrence of one or more of the following which, if curable, is not cured within 14 days after the receipt of written notice to you by WinSonic specifying with reasonable particularity such failure: (1) material neglect or malfeasance of your duties which is materially detrimental to the company, (2) material violation of lawful company policies or directives which is materially detrimental to the company, (3) dishonesty or other misconduct which is materially detrimental to the company, or (4) conviction or nolo contendre plea of a felony.

For purposes of this agreement, “good reason” shall exist only if WinSonic fails to correct, after 14 days written notice from you to WinSonic specifying with reasonable particularity the reasons you consider this clause to have been violated, one of the following: (1) the reduction or deferral of your base salary without prior written agreement by you, or (2) the reduction of your responsibilities or removal of adequate administrative and/or technical support for your position, in any case without prior written agreement by you.

You are in our executive severance plan as follows: (a) If employment is terminated for cause or voluntarily resign without good reason, will receive base salary prorated through the date of termination. (b) If employment is terminated without cause or you resign with good reason will receive base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

At-will employment

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by you or WinSonic with or without cause, good reason, or with or without notice.

Confidential Information; Nondisclosure

As an employee of WinSonic, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of WinSonic. To protect the interests of WinSonic, all employees are required to treat WinSonic’s confidential information as being strictly confidential and not to use or disclose such information except in furtherance of WinSonic’s business.

Non-competition

You agree that, as long as you are employed by WinSonic pursuant to this Agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, partner or otherwise) that is directly competitive with the business of WinSonic. Notwithstanding the preceding sentence, you may own not more than 20% of the securities of any company, private or publicly traded.

Complete Agreement

You further understand and agree that this offer letter contains a full and complete statement of the agreements and understandings that it recites, that no one has made any promises or commitments to you contrary to the foregoing, and that this letter supersedes all prior agreements, understandings, and representations concerning employment with WinSonic, whether written or oral, express or implied. In the event that any provision hereof shall be adjudicated to be invalid or unenforceable, this Agreement shall continue in full force and effect without said provision or the Agreement may be amended by the adjudicator to revise the scope of those provisions so as to render them enforceable under applicable law.

I am confident that your contribution to WinSonic’s success will be significant.

/s/ Winston Johnson
Winston Johnson
Chairman & Founder,
WinSonic Digital Media Group, LTD.

/s/ Gary Peterson
Gary B. Peterson
VP of Accounting Compliance and Disclosure
WinSonic Digital Media Group, LTD.